UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2005

SHOPPING.COM LTD.

(Exact name of Registrant as specified in its charter)

Israel

(State or other jurisdiction of incorporation)

0-50964	Not Applicable
(Commission File Number)	(IRS Employer Identification No.)

1 Zoran Street, Netanya, 42504, Israel

(Address of principal executive offices, including zip code)

972-9-892-1000

(Registrant’s telephone number)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 19, 2005, a group of former holders of shares of Epinions, Inc. (“Epinions”) common stock (“Plaintiffs”) filed a lawsuit in Superior Court of the State of California, County of San Francisco, against Shopping.com Ltd. (the “Company”), Nirav Tolia, the Company’s former Chief Operating Officer and a former member of the Company’s Board of Directors, certain members of the Company’s Board of Directors who formerly were members of the Epinions Board of Directors, and certain former holders of Epinions preferred stock, some of which are significant shareholders of the Company. Among other things, Plaintiffs claim that they were damaged by alleged misrepresentations and failures to disclose material information, as well as breaches of fiduciary duties in connection with Company’s April 2003 acquisition of Epinions (the “Acquisition”). The Acquisition was consummated following a fairness hearing before the California Department of Corporations and approval by substantial majorities of the Epinions preferred and common stock. As a result of the Acquisition, holders of Epinions preferred stock received shares of the Company’s preferred stock and certain Epinions employees who were hired by the Company received options to purchase the Company’s ordinary shares. The Epinions common stock was cancelled without consideration as part of the Acquisition. The Plaintiffs are seeking rescission of the Acquisition or, in the alternative, to be paid damages. The Plaintiffs are also seeking to recover punitive damages and to impose a constructive trust on misappropriated property, among other remedies.

On May 28 and June 7, 2004, the Company received letters from an attorney representing the Plaintiffs in connection with their claims. In its filings with the Securities and Exchange Commission, the Company disclosed that former Epinions shareholders might choose to commence litigation against the Company, its directors and officers, and some of its shareholders. The Company believes that the allegations of this lawsuit are without merit and intends to defend vigorously against this matter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2005	SHOPPING.COM LTD.

	By:	/s/ GREG J. SANTORA
Greg J. Santora
Chief Financial Officer